Exhibit 23.3

WILSON GILLETTE & CO.
Petroleum Economics and Logistics Specialists
Houston * Washington, D.C.
2300 Clarendon Boulevard
Suite 1010
Arlington, Virginia 22201
(703) 525-6595    FAX: (703) 527-0471

2 February 2007

U.S. Shipping Partners L.P.
399 Thornall Street
Edison, New Jersey

Gentlemen:

Reference is made to the Prospectus, included in the Registration on Form S-4 (the “Prospectus”) relating to the offering of senior notes of U.S. Shipping Partners L.P. (the “Partnership”).  We hereby consent to all references to our name in the Prospectus and to the use of the statistical and other information supplied and reviewed by us set forth in sections of or incorporated by reference into, the Prospectus entitled “Summary”, “Risk Factors”, “Overview of Our Industry” and “Business.”  We further advise the Partnership that our role has been  limited to the provision of such statistical data supplied by us.

With respect to such statistical data, we advise you that:

•                  some information in our database is derived from estimates or subjective judgments;

•                  while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

We hereby consent to the provision of this letter to the U.S. Securities and Exchange Commission pursuant to the Securities Act  of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Experts.”

WILSON GILLETTE & CO.

By:	/s/ BRUCE WILSON
Name: Bruce Wilson
Title: Principal